UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2025

GARRETT MOTION INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-38636	82-4873189
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

47548 Halyard Drive, Plymouth, MI 48170

and

La Pièce 16, 1180 Rolle, Switzerland

(Address of principal executive offices) (Zip Code)

+1 734 392 5500

and

+41 21 695 30 00

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	GTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On January 30, 2025, Garrett Motion Inc. (the “Company”) entered into that certain Restatement Agreement (the “Restatement Agreement”), which amends and restates that certain Credit Agreement, dated as of April 30, 2021 (as amended by that certain Amendment No. 1, dated as of January 11, 2022, that certain Amendment No. 2, dated as of March 22, 2022, that certain Amendment No. 3, dated as of April 27, 2023, that certain Amendment No. 4, dated as of May 21, 2024 and that certain Amendment No. 5, dated as of May 21, 2024, the “Existing Credit Agreement,” and as amended and restated by the Restatement Agreement, the “Credit Agreement”), by and among the Company, Garrett Motion Holdings Inc., Garrett Motion Sàrl and Garrett LX I S.À.R.L., as borrowers (the “Borrowers”), JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and issuing banks party thereto from time to time.

In connection with their entry into the Restatement Agreement, the Borrowers refinanced in full all existing term loans outstanding under the Existing Credit Agreement with new term loans (the “New Term Loans”) in an aggregate principal amount of $691,762,500 (the “New Term Facility”). The New Term Loans mature on January 30, 2032 and will bear interest at a rate equal to, at the Company’s option, 2.25% per annum in the case of Term Benchmark Loans (as defined in the Credit Agreement) and 1.25% per annum in the case of ABR Loans (as defined in the Credit Agreement). The Borrowers also refinanced in full all existing revolving loans outstanding under the Existing Credit Agreement and permanently terminated all revolving commitments then currently in effect, which loans and commitments were replaced by new revolving commitments in an aggregate principal amount of $630,000,000 (the “New Revolving Facility” and, together with the New Term Facility, the “Credit Facilities”). The maturity date of the New Revolving Facility is January 30, 2030. The New Revolving Facility, when drawn, will bear interest at a rate equal to the applicable benchmark plus an applicable margin that varies based on the Company’s leverage ratio. The applicable margin for revolving borrowings ranges from 2.25% to 1.75% per annum in the case of Term Benchmark Loans and 1.25% to 0.75% per annum in the case of ABR Loans. In addition to paying interest on outstanding borrowings under the New Revolving Facility, the Company must also pay a quarterly commitment fee based on the average daily unused portion of the New Revolving Facility during such quarter, which is determined by its leverage ratio and ranges from 0.25% to 0.50% per annum.

The Credit Agreement contains certain affirmative and negative covenants customary for financings of this type. The Credit Agreement also contains certain customary events of default.

The New Revolving Facility is subject to a financial covenant requiring the maintenance of a consolidated total leverage ratio of not greater than 4.7 to 1.00 as of the end of each fiscal quarter if, on the last day of any such fiscal quarter, the aggregate amount of loans and letters of credit (excluding backstopped or cash collateralized letters of credit and other letters of credit with an aggregate face amount not exceeding $30.0 million) outstanding under the New Revolving Facility exceeds 35% of the aggregate commitments in effect thereunder on such date.

The Credit Facilities are secured on a first-priority basis by: (i) a perfected security interest in the equity interests of each direct material subsidiary of each guarantor under the Credit Facilities and (ii) perfected security interests in, and mortgages on, substantially all tangible and intangible personal property and material real property of each of the guarantors under the Credit Facilities, subject, in each case, to certain exceptions and limitations, including the agreed guaranty and security principles.

The description of the Restatement Agreement (including the Credit Agreement attached as an exhibit thereto) contained in this Item 1.01 does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Restatement Agreement which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is hereby incorporated by reference in response to this Item.

Item 8.01	Other Events.

A copy of the press release announcing the Company’s entry into the Restatement Agreement is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document Description

10.1	Restatement Agreement, dated as of January 30, 2025, to the existing Credit Agreement, dated as of April 30, 2021, among Garrett Motion Inc., Garrett LX I S.à r.l., Garrett Motion Holdings, Inc., Garrett Motion Sàrl, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
99.1	Press release of Garrett Motion Inc., dated January 31, 2025.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GARRETT MOTION INC.

By:	/s/ Sean Deason
	Name:	Sean Deason
	Title:	Senior Vice President and Chief Financial Officer

Date: January 31, 2025